UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report: November 20, 2006

a21, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)

7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code: (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On November 15, 2006, a21 Inc. (“the Company”) concluded that the consolidated financial statements of a21, Inc. (the “Company”) for the quarters ended March 31, 2006 and June 30, 2006 should not be relied upon due to certain errors in the financial statements relating to the recognition of non-cash expense attributable to the grant of stock options.

In connection with our adoption of SFAS 123(R) during 2006, we previously recognized stock compensation expense during the three months ended March 31, 2006 and June 30, 2006 as if all option grants were fully vested at grant date rather than over the requisite service (vesting) period as proscribed by SFAS 123(R).

The following table illustrates the effect on net loss and loss per share of recognizing stock based compensation expense over the vesting period:

$ in thousands, except per share amounts	Three months ended March 31, 2006	Three months ended June 30, 2006	Six months ended June 30, 2006
Net loss, as previously reported	$(2,573)	$(2,270)	$(4,843)
Stock based employee compensation, as previously reported	(1,051)	(259)	(1,310)
Stock based employee compensation, as restated	(621)	(158)	(779)
Net stock based employee compensation adjustment	430	101	531
Net loss, as restated	(2,143)	(2,169)	(4,312)
Basic and diluted loss per share, as previously reported	$(0.04)	$(0.03)	$(0.06)
Basic and diluted loss per share, as restated	$(0.03)	$(0.03)	$(0.06)

The Company will restate its financial statements for the quarters ended March 31, 2006 and June 30, 2006 for the stock based compensation corrections described in the table above, as soon as practicable.

The Company’s Audit Committee has discussed the matters described above with the Company's independent public registered accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.

By: /s/ Thomas Costanza
       Thomas Costanza
   Chief Financial Officer

Dated: November 20, 2006